EXHIBIT 4.3

FIFTH SUPPLEMENT

TO INDENTURE OF TRUST, DATED AS OF OCTOBER 1, 1998

THIS FIFTH SUPPLEMENT TO INDENTURE OF TRUST, dated as of January 25, 2017 (this “Fifth Supplement”), between SOUTH JERSEY GAS COMPANY, a corporation organized and existing under the laws of the State of New Jersey (the “Company”), and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), a New York banking corporation, as trustee (the “Trustee”), under the Indenture of Trust hereinafter mentioned.

WITNESSETH

WHEREAS, the Company has heretofore duly executed, acknowledged and delivered to the Trustee, a certain Indenture of Trust, dated as of October 1, 1998 (the “Original Indenture,” and as supplemented by the First Supplement, dated as of June 29, 2000 (the “First Supplement”), the Second Supplement, dated as of July 5, 2000 (the “Second Supplement”), the Third Supplement, dated as of July 9, 2001 (the “Third Supplement”), the Fourth Supplement, dated as of February 26, 2010 (the “Fourth Supplement”), and this Fifth Supplement, as supplemented, the “Indenture”) to provide for the issuance of its Notes; and

WHEREAS, as provided in the Indenture, the Company has issued from time to time Pledged First Mortgage Bonds to the Trustee to serve as security for payment of the various series of Notes issued under the Indenture, as more fully provided in Sections 4.1 and 4.8 of the Indenture; and

WHEREAS, the Substitution Date has occurred, so that, pursuant to Section 4.9 of the Indenture and the applicable supplemental indentures to the First Mortgage, the Pledged First Mortgage Bonds shall cease to provide security for the respective notes with respect to which they were issued; and

WHEREAS, the Company has determined to establish a Substituted Mortgage and to issue to the Trustee Pledged Substituted Mortgage Bonds in substitution for the Pledged First Mortgage Bonds that are being retired; and

WHEREAS, as provided in Section 4.10(c) of the Original Indenture, in connection with the occurrence of the Substitution Date, whether or not the Company determined to issue Pledged Substituted Mortgage Bonds, the Company is to deliver to the Trustee a supplemental indenture; and

WHEREAS, as pursuant to Section 13.1(a)(9) of the Indenture, the Company and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental thereto in order to make any change that is not prejudicial to the Trustee or the Holders; and

WHEREAS, the execution and delivery of this Fifth Supplement have been duly authorized by the Board of Directors of the Company; and

WHEREAS, all acts and things prescribed by law, by the charter and bylaws of the Company and by the Indenture necessary to make this Fifth Supplement a valid, binding and legal instrument in accordance with its terms, have been done, performed and fulfilled, and the execution and delivery hereof have been in all respects duly authorized.

NOW THEREFORE, THIS FIFTH SUPPLEMENT TO INDENTURE WITNESSETH:

That in order to take into account of the establishment by the Company of a Substituted Mortgage and the issuance of Pledged Substituted Mortgage Bonds as substitutes for the currently outstanding Pledged First Mortgage Bonds and to provide for possible issuance in the future of additional Pledged Substituted Mortgage Bonds as security for additional series of Notes that may be issued from time to time under the Indenture, if the Company determines to provide such security for any such additional series of Notes, and in consideration of the premises and other good and valuable consideration, the receipt of which by the Trustee is hereby acknowledged, the Company covenants and agrees with the Trustee, as follows (Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Indenture):

ARTICLE ONE.

REVISIONS TO INDENTURE

SECTION 1.1         REVISED DEFINITIONS

(a)	From and after the date of this Fifth Supplement, the definition “FIRST MORTGAGE” shall be amended and restated in its entirety as follows:

The term "First Mortgage" shall mean, the Supplemental Indenture Amending and Restating First Mortgage Indenture dated as of January 23, 2017, from the Company to The Bank of New York Mellon, as Trustee, as supplemented and amended from time to time.

(b)	From and after the date of this Fifth Supplement, the definition “FIRST MORTGAGE BONDS” shall be amended and restated in its entirety as follows:

The term "First Mortgage Bonds" shall mean all first mortgage bonds issued by the Company and outstanding under the First Mortgage.

(c)	From and after the date of this Fifth Supplement, the definition “PLEDGED FIRST MORTGAGE BONDS” shall be amended and restated in its entirety as follows:

The term "Pledged First Mortgage Bonds" shall mean the first mortgage bonds of the Company issued from time to time under the First Mortgage pledged and delivered by the Company to the Trustee pursuant to Section 4.1 or 4.8 hereof.

SECTION 1.2      DELETION OF REFERENCES TO SUBSTITUTION DATE; SUBSTITUTED MORTGAGE; SUBSTITUTED PLEDGED BONDS

As set forth in the Recitals to this Fifth Supplement, the Substitution Date has occurred and the Company has determined to establish a Substituted Mortgage and to issue to the Trustee Pledged Substituted Mortgage Bonds thereunder to the Trustee. Accordingly, all references in the Original Indenture, the First Supplement, the Second Supplement, the Third Supplement or the Fourth Supplement, to the Substitution Date or to the establishment of a Substituted Mortgage or the issuance of Pledged Substituted Mortgage Bonds, including without limitation, Sections 4.10 and 6.8 of the Original Indenture, shall be deemed to have been deleted from the Indenture and shall be of no further force or effect. Moreover, any provision in the Indenture that is qualified by “until the Substitution Date,” “prior to the Substitution Date” or a similar phrase, shall be read without such phrase, and any provision in the Indenture that comes into effect upon or after the Substitution Date shall be of no further force or effect.

SECTION 1.3         CHANGE TO SECTION 2.5(c)(2)(I) OF THE INDENTURE

Section 2.5(c)(2)(I) of the Indenture is hereby amended and restated in its entirety to read as follows:

“(I) if applicable, that the First Mortgage has been duly filed or recorded (or submitted to be filed or recorded) in all places where such filing or recording is necessary for the perfection or preservation of the lien of the First Mortgage, and the First Mortgage constitutes a valid lien of record upon the property purported to be covered thereby.”

SECTION 1.4         AMENDMENT TO SECTION 9.2 OF THE INDENTURE

(a)	The word “and” at the end of current Section 9.2(i) is deleted and the following is inserted as new Section 9.2(j):

“(k)          the Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture; and”

(b)	The current Section 9.2(j) of the Indenture is renumbered 9.2(k) and otherwise is not modified by this Fifth Supplement.

SECTION 1.5         AMENDMENTS TO ARTICLE FIFTEEN OF THE INDENTURE

(a)	Section 15.3 of the Indenture is hereby amended by inserting the following as a new Section 15.3(c):

"(c)          The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured email, pdf, facsimile transmission or other similar unsecured electronic methods; provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee email or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions from the Company notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions from the Company to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.”

(b)	Article Fifteen of the Indenture is hereby amended by inserting the following new Sections15.10 after current Section 15.10 of the Indenture:

“SECTION 15.11          FOREIGN ACCOUNT TAX COMPLIANCE ACT (FATCA)

The Company agrees (a) to provide the Trustee with such reasonable information as it has in its possession to enable the Trustee to determine whether any payments pursuant to the Indenture are subject to the withholding requirements described in Section 1471(b) of the US Internal Revenue Code of 1986, as amended (the “Code”), or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof, and (b) that the Trustee shall be entitled to make any withholding or deduction from payments under the Indenture to the extent necessary to comply with such applicable law, for which the Trustee shall not have any liability.”

ARTICLE TWO.

MISCELLANEOUS

SECTION 2.1         EFFECT ON INDENTURE

As supplemented by this Fifth Supplement, the Indenture is in all respects ratified and confirmed, and the Indenture, including the First Supplement, the Second Supplement, the Third Supplement, the Fourth Supplement and this Fifth Supplement, shall be read as one instrument. All terms used in this Fifth Supplement shall have the same meaning as used elsewhere in the Indenture except where the context clearly indicates otherwise.

SECTION 2.2         TRUSTEE NOT RESPONSIBLE FOR RECITALS, ETC.

(a)
The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Fifth Supplement.

(b)
In entering into this Fifth Supplement, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 2.3         GOVERNING LAW

This Fifth Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 2.4         COUNTERPARTS

This Fifth Supplement may be executed in several counterparts, each of which shall be considered an original and all collectively as one and the same instrument.

IN WITNESS WHEREOF, South Jersey Gas Company has caused this Fifth Supplement to the Indenture to be signed and acknowledged by one of its officers and attested by its Corporate Secretary, and The Bank of New York Mellon has caused this Indenture to be signed by one of its authorized signatories, as of the day and year first written above.

SOUTH JERSEY GAS COMPANY

By:	/s/ Ann T. Anthony
Name: Ann T. Anthony
Title: Treasurer

ATTEST:	/s/ Gina Merritt-Epps
Name: Gina Merritt-Epps
Title: General Counsel and Corporate Secretary

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Laurence J. O’Brien
Name: Laurence J. O’Brien
Title: Vice President